                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                 CORGENTECH INC.
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 Per Share
                         (Title of Class of Securities)

                                    21872P105
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 21872P105                    13G                          PAGE 2 OF 11


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS: Bear Stearns Asset Management, Inc.

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 06-1135192

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     (a)  [ ]

     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
 NUMBER OF
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH       -----------------------------------------------------------------
 REPORTING
   PERSON      7    SOLE DISPOSITIVE POWER
    WITH
                    0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

--------------------------------------------------------------------------------

CUSIP NO. 21872P105                    13G                          PAGE 3 OF 11


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures Management,
     L.L.C.

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 13-4159171

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     (a)  [ ]

     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------

               5    SOLE VOTING POWER

                    0

  NUMBER OF    -----------------------------------------------------------------
   SHARES
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY
    EACH            0
 REPORTING
PERSON WITH    -----------------------------------------------------------------

               7    SOLE DISPOSITIVE POWER

                    0

               -----------------------------------------------------------------

               8    SHARED DISPOSITIVE POWER

                    0

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO (Limited Liability Company)

--------------------------------------------------------------------------------

CUSIP NO. 21872P105                    13G                          PAGE 4 OF 11


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures, L.P.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 13-4169871

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     (a) [ ]

     (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0

               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        0

               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP NO. 21872P105                    13G                          PAGE 5 OF 11


--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures Offshore,L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     (a) [ ]

     (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0

               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        0

               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP NO. 21872P105                    13G                          PAGE 6 OF 11


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS: BSHI Members, L.L.C.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 13-4179475

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     (a) [ ]

     (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0

               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH        0

               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO (Limited Liability Company)

--------------------------------------------------------------------------------

CUSIP NO. 21872P105                    13G                          PAGE 7 OF 11


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS: Bear Stearns Health Innoventures Employee Fund,
     L.P.

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 13-4159175

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) [ ]
     (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
 NUMBER OF
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH       -----------------------------------------------------------------
  REPORTING    7   SOLE DISPOSITIVE POWER
   PERSON
    WITH           0

               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   0

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP NO. 21872P105                    13G                          PAGE 8 OF 11


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS: BX, L.P.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) [ ]
     (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
 NUMBER OF
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH       -----------------------------------------------------------------
  REPORTING    7   SOLE DISPOSITIVE POWER
   PERSON
    WITH           0

               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   0

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP NO. 21872P105                   13G                           PAGE 9 OF 11


Item 1(a).   Name of Issuer:  CORGENTECH INC.

Item 1(b).   Address of Issuer's Principal Executive Offices:
             650 Gateway Boulevard
             South San Francisco, California 94080

Item 2(a).   Name of Person Filing:
             Bear Stearns Asset Management, Inc.
             Bear Stearns Health Innoventures Management, L.L.C.
             Bear Stearns Health Innoventures, L.P.
             Bear Stearns Health Innoventures Offshore, L.P.
             BSHI Members, L.L.C.
             Bear Stearns Health Innoventures Employee Fund, L.P.
             BX, L.P.

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             383 Madison Avenue, 28th Floor
             New York, NY  10179

Item 2(c).   Citizenship:
             Bear Stearns Asset Management, Inc. - New York
             Bear Stearns Health Innoventures Management, L.L.C. - Delaware Bear Stearns Health Innoventures, L.P. - Delaware
             Bear Stearns Health Innoventures Offshore, L.P. - Cayman Islands BSHI Members, L.L.C. - Delaware
             Bear Stearns Health Innoventures Employee Fund, L.P. - Delaware BX, L.P. - Cayman Islands

Item 2(d).   Title of Class of Securities:
             Common Stock, Par Value $0.001 Per Share ("Common Stock")

Item 2(e).   CUSIP Number:
             21872P105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
             Not Applicable

Item 4.      Ownership.

                                                                                                               SHARED
                                                             SOLE POWER       SHARED       SOLE POWER TO      POWER TO
                                      AMOUNT                 TO VOTE OR   POWER TO VOTE     DISPOSE OR       DISPOSE OR
                                   BENEFICIALLY    PERCENT   DIRECT THE   OR DIRECT THE     DIRECT THE       DIRECT THE
REPORTING PERSON                       OWNED      OF CLASS      VOTE           VOTE       DISPOSITION OF   DISPOSITION OF
----------------                   ------------   --------   ----------   -------------   --------------   --------------
Bear Stearns Asset Management,
   Inc.                                  0           0%           0             0               0                 0
Bear Stearns Health Innoventures
   Management, L.L.C.                    0           0%           0             0               0                 0
Bear Stearns Health
   Innoventures, L.P.                    0           0%           0             0               0                 0

CUSIP NO. 21872P105                   13G                          PAGE 10 OF 11


Bear Stearns Health Innoventures
   Offshore, L.P.                        0           0%           0             0               0                 0
BSHI Members, L.L.C                      0           0%           0             0               0                 0
Bear Stearns Health Innoventures
   Employee Fund, L.P.                   0           0%           0             0               0                 0
BX, L.P.                                 0           0%           0             0               0                 0

     Bear Stearns Asset Management, Inc. ("BSAM") is the managing member of Bear Stearns Health Innoventures Management, L.L.C. ("BSHI Management"), the general partner of Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., Bear Stearns Health Innoventures Employee Fund, L.P. and BX, L.P, and BSHI Management is the managing member of BSHI Members, L.L.C. Accordingly, BSAM and BSHI Management may be deemed to be a beneficial owner of shares of Common Stock owned of record by Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., Bear Stearns Health Innoventures Employee Fund, L.P., BX, L.P. and BSHI Members, L.L.C.

     Elizabeth Czerepak, Michael Aspinwall, Stefan Ryser, Fritz Buhler, Jurgen Drews, Theodore Slocomb, Aspinwall-Blanker LLC, Czerepak-Adkins LLC and BSAM, as members of BSHI Management may be deemed to share beneficial ownership of the shares beneficially owned by each Reporting Person. Such person disclaims such beneficial ownership.

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           Not applicable.

CUSIP NO. 21872P105                   13G                          PAGE 11 OF 11


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 3, 2006

                                        BEAR STEARNS ASSET MANAGEMENT, INC.


                                        By: /s/ Elizabeth A. Czerepak
                                            ------------------------------------
                                        Name: Elizabeth A. Czerepak
                                        Title: Authorized Signatory


                                        BEAR STEARNS HEALTH INNOVENTURES
                                        MANAGEMENT, L.L.C.


                                        By: /s/ Elizabeth A. Czerepak
                                            ------------------------------------
                                        Name: Elizabeth A. Czerepak
                                        Title: Authorized Signatory


                                        BEAR STEARNS HEALTH INNOVENTURES, L.P.
                                        BEAR STEARNS HEALTH INNOVENTURES
                                        OFFSHORE, L.P.
                                        BEAR STEARNS HEALTH INNOVENTURES
                                        EMPLOYEE FUND, L.P.
                                        BX, L.P.

                                        By: Bear Stearns Health Innoventures
                                            Management, L.L.C., their general
                                            partner


                                        By: /s/ Elizabeth A. Czerepak
                                            ------------------------------------
                                        Name: Elizabeth A. Czerepak
                                        Title: Authorized Signatory


                                        BSHI MEMBERS, L.L.C.

                                        By: Bear Stearns Health Innoventures
                                            Management, L.L.C., its managing
                                            member


                                        By: /s/ Elizabeth A. Czerepak
                                            ------------------------------------
                                        Name: Elizabeth A. Czerepak
                                        Title: Authorized Signatory